Exhibit 10.2

CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH
IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT
MATERIAL AND (II) IS THE TYPE THAT THE COMPANY TREATS AS PRIVATE OR CONFIDENTIAL.

CONSULTING AGREEMENT

This CONSULTING AGREEMENT (“Consulting Agreement”) is made this 26th day of April, 2024 (the “Amendment to Employment Agreement Date”), and shall not be deemed effective until August 1, 2024 (the “Effective Date”), and is by and between TPHGREENWICH HOLDINGS LLC, a Delaware limited liability company (the “Company”) and MATTHEW L. MESSINGER, an individual (“Consultant”).

WHEREAS, it is expected that Consultant will be employed by Trinity Place Holdings Inc., a Delaware corporation (“TPHS”), until July 31, 2024 or such later date as may be agreed by the Company and Consultant (the “Employment Termination Date”);

WHEREAS, TPHS holds a beneficial equity interest in the Company, and TPH Asset Manager LLC, a Delaware limited liability company (“TPHA”), which is a subsidiary of TPHS, is the Company’s asset manager, pursuant to a separate asset management agreement (the “TPHA Asset Management Agreement”);

WHEREAS, Consultant and the Company entered into an Amendment to Employment Agreement (the “Amendment to Employment Agreement”), which will remain in full force and effect, separate and apart from this Consulting Agreement, pursuant to which Consultant has agreed to accept the benefits of this Consulting Agreement in lieu of sums due him under his Employment Agreement (as defined in the Amendment to Employment Agreement); and

WHEREAS, the Company desires that Consultant be available to provide consulting services to the Company, and Consultant agrees to provide such services, from and after the Effective Date, on the terms set forth in this Consulting Agreement.

NOW THEREFORE, in consideration of the foregoing and intending to be legally bound, the Company and Consultant each agree as follows:

1.Consulting Services.  Upon request from the Company, Consultant agrees to provide consulting services with respect to the matters set forth on Schedule A attached hereto and made a part hereof, and such other services as may from time to time reasonably be requested by the Company (collectively, the “Consulting Services”). The Consulting Services will be requested by and coordinated through either of [***], and shall be subject to the following parameters:

(a)The Company and Consultant agree that Consultant shall be available to answer questions, make introductions and recommendations, and to volunteer insights from time to time, in each case, with respect to the matters constituting the Consulting Services.  The Consulting Services shall not interfere with Consultant’s personal and professional pursuits, it being understood that Consultant will be seeking a full time senior executive position with another company and the anticipated Consulting Services are meant to provide Company with access to Consultant’s knowledge of ongoing projects and transactions, not to provide deliverables or ongoing management support.

(b)In the performance of the Consulting Services under this Consulting Agreement, Consultant shall:

i.Perform with the degree of skill and care observed by other professionals performing the same or similar services on a limited time basis and in compliance with all applicable statutes, acts, ordinances, laws, rules, regulations, codes and industry standards.

ii.Devote sufficient time and attention to his performance of the Consulting Services consistent with the terms of clause (b)(i) and the limitation set forth in clause (a).

iii.Comply with the Company’s policies and procedures in connection with his performance under this Consulting Agreement.

2.Other Agreements.  This Consulting Agreement is separate from and in addition to Consultant’s rights and obligations under the Employment Agreement, the Amendment to Employment Agreement and/or any other agreement between Consultant and/or the Company, its affiliates, and/or TPHS (collectively, the “Other Agreements”). All of the provisions of the Other Agreements shall continue in full force and effect as stated therein, except the Non-Competition provision of the Employment Agreement (Section 5.3), which shall be deemed withdrawn, and any payments under this Consulting Agreement shall be in addition to and shall not affect or reduce any payments or benefits provided under the Other Agreements.

3.Engagement as Independent Contractor.  The Company retains Consultant under this Consulting Agreement as an independent contractor, and Consultant shall not be considered a subcontractor, agent, or employee of the Company at any time, or with respect to TPHS, an employee of TPHS for any purpose after the Termination Date (as defined in the Amendment to Employment Agreement). Consultant may receive generalized instruction from the Company regarding his duties, but otherwise the manner in which the Consulting Services are rendered shall be within Consultant’s sole control and discretion. Consultant shall not incur any expenses on behalf of the Company without specific written permission to do so. Consultant is free to use the balance of his time, energy, and skills in any manner as he sees fit and to provide services to such persons, firms or other companies as he chooses, except as otherwise prohibited in the Amendment to Employment Agreement or the Other Agreements. Consultant shall not represent to any third party that he is an employee, agent, or representative of (or authorized to bind) the Company at any time, and after the Termination Date, Consultant shall not represent to any third party that he is an employee, agent, or representative of (or authorized to bind) TPHS, other than as expressly authorized by TPHS.

4.Consulting Fees and Payments; Conditions.  In consideration for the Consulting Services provided by Consultant pursuant to this Consulting Agreement, the Company will compensate Consultant as set forth in this Section 4 (each of the payments described in clauses (a) through (f) below being referred to as “Consulting Payments”, and each, a “Consulting Payment”).

(a)Upon the earlier to occur of (x) Final Closing (as hereinafter defined) of the sale by the Company’s subsidiary (the “Paramus Sale”) of all of its real property and improvements located at and known as 330 Route 17 North, Paramus, New Jersey (the “Paramus Property”), and (y) the Outside Payment Date, the Company shall pay to the Consultant $200,000. Notwithstanding the foregoing, if the Final Closing of the Paramus Sale occurs prior to the Effective Date, then subject to the terms of clause (iii), such payment shall be made on the Effective Date.

(b)Upon the earlier to occur of (x) Final Closing of the sale by the Company’s subsidiary (the “237 11th Sale”) of all of its real property and improvements located at and known as 237 11th Street, Brooklyn, New York (the “237 11th Property”), and (y) the Outside Payment Date, the Company shall pay to the Consultant $800,000. Notwithstanding the foregoing, if the Final Closing of the 237 11th Sale occurs prior to the Effective Date, then subject to the terms of clause (iii), such payment shall be made on the Effective Date.

(c)Upon the earlier to occur of (x) receipt by the Company’s subsidiary of the final certificate of occupancy (the “77G C of O”) for the real property and improvements located at and known as the 42 Trinity Place Condominium, located at 77 Greenwich Street, New York, New York (the “77G Property”), and (y) the Outside Payment Date, the Company shall pay to the Consultant $150,000. Notwithstanding the foregoing, if the 77G C of O is received prior to the Effective Date, then subject to the terms of clause (iii), such payment shall be made on the Effective Date.

(d)Upon the earlier to occur of (x) receipt by the Company of the Zero Cost Change Order (as hereinafter defined) in respect of the 77G Property, and (y) the Outside Payment Date, the Company shall pay to the Consultant $150,000. Notwithstanding the foregoing, if the Zero Change Order is received prior to the Effective Date, then subject to the terms of clause (iii), such payment shall be made on the Effective Date.

(e)Upon the earlier to occur of (x) Final Completion by Gilbane of the 77G Façade Remediation (as such terms are hereinafter defined), and (y) the Outside Payment Date, the Company shall pay to the Consultant $200,000. Notwithstanding the foregoing, if Final Completion of the 77G Façade Remediation occurs prior to the Effective Date, then subject to the terms of clause (iii), such payment shall be made on the Effective Date.

(f)Upon the earlier to occur of (x) Final Resolution of the 237 11th Litigation (as such terms are hereinafter defined), and (y) the Outside Payment Date, the Company shall pay to the Consultant $400,000. Notwithstanding the foregoing, if the Final Resolution of the 237 11th Litigation occurs prior to the Effective Date, then subject to the terms of clause (iii), such payment shall be made on the Effective Date.

(g)The Company’s subsidiaries which own the properties referred to in clauses (a) through (f) above join in this Agreement to acknowledge their receipt of the benefits of Consultant’s services and to evidence their obligation to the Consultant to make distributions to the Company necessary to fund the Consulting Payments described in clauses (a) through (f) above from the funds made available by the events described in those clauses, subject in each case to the terms of any presently existing third-party loan agreement which may be binding upon such subsidiaries.   The parties acknowledge, for the avoidance of doubt, that nothing set forth in this clause (g) is intended to obligate any such subsidiary to take any action that would cause a breach or default under any presently existing loan agreement to which such subsidiary is a party.

The following shall be applicable with respect to the Consulting Payments:

i.Each of the Consulting Payments is expressly conditioned on (A) this Agreement has not been terminated pursuant to Section 12, (it being acknowledged, for the avoidance of doubt, that if any such termination shall have occurred, then the Company shall not be obligated to make any then-unpaid Consulting Payments to Consultant and any such then-unpaid Consulting Payments shall be deemed automatically waived and forfeited by Consultant, including any Consulting Payments which are held in a Payment Reserve that has not yet been disbursed to Consultant), and (B) the existence of Available Cash sufficient to make such Consulting Payments (it being agreed that if such Available Cash does not exist at the time that any applicable Consulting Payment is then due, then subject to the terms of clause (iii), the Company shall not be obligated to make such Consulting Payment (it being acknowledged, for the avoidance of doubt, that no direct or indirect member of the Company shall have any obligation to contribute capital to the Company for the purpose of funding any Consulting Payment)).

ii.Unless this Agreement has been terminated pursuant to Section 12, any payment not previously made to Consultant shall be made on the Outside Payment Date.

iii.To the extent that the Company does not have Available Cash sufficient to make all or any portion of any applicable Consulting Payment described in clauses (a) through (f) above (collectively, the “Reserve Payments”) on the date that such Consulting Payments are due and payable, then the Company shall create a special reserve (the “Payment Reserve”) for payment of such Reserve Payments, using such portion of the proceeds of the 237 11th Sale or the Final Resolution of the 237 11th Litigation that are distributed to the Company by its subsidiaries and which constitutes Available Cash. The Payment Reserve shall be used solely for the purpose of making the Reserve Payments if, as and when the same are earned, due and payable to Consultant. The Company shall not be obligated to deposit Available Cash in the Payment Reserve to the extent that the Payment Reserve includes sufficient funds to make the Reserve Payments that are then earned, due and payable to Consultant and those to be due in the future.

As used in this Consulting Agreement, the following terms shall have the following meanings:

“237 11th Litigation” means (x) that certain litigation captioned 470 4th Avenue Fee Owner, LLC et al. v. Adam America LLC, having index number 656506/2018, and (y) that certain litigation captioned 470 4th Avenue Fee Owner, LLC v. Wesco Insurance Co., having index number 651184/2020, each regarding, among other things, the 237 11th Property.

“77G Façade Remediation” means the full and complete repair, restoration, and/or replacement of all defective components of the façade and all related elements, equipment, and/or materials at the 77G Property, together with signoffs thereon by the Company’s engineering and design professionals.

“Available Cash” has the meaning ascribed to such term in the Company’s operating agreement in effect on the Effective Date. It being acknowledged, for the avoidance of doubt, that (x) any funds that would otherwise constitute Available Cash shall not constitute Available Cash if such funds are encumbered by any asset-level mortgage or mezzanine loan to the Company or to one or more of the Company’s subsidiaries (other than the mezzanine lender in respect of the 77G Property or any other lender that is an affiliate of the Company or the Company’s Investor Member), or if distribution of such funds would violate the terms of any such lender’s loan documents, and (y) Available Cash shall not be deemed to exist under this Consulting Agreement so long as the funding obligations set forth in Section 11.5 of the JV Agreement with respect to D&O liability insurance have not then been satisfied.

“Final Closing” means the indefeasible closing and consummation by the Company’s subsidiary of such subsidiary’s sale of the applicable real property and improvements located thereon, pursuant to a contract of sale which has been approved by the Company.

“Final Completion” means the final completion by Gilbane of the 77G Façade Remediation in accordance with the plans and specifications therefor which have been approved by the Company, together with the completion of any punch list items related thereto.

“Final Resolution” means (x) the receipt by the Company and its subsidiary of a final settlement, judgment, order, or verdict in respect of the entire 237 11th Litigation, with prejudice, and all applicable review, objection, and/or appeal periods having expired without any objection having been raised, or appeal having been entered, and (y) the indefeasible payment in full to the Company or its subsidiary of any amount due in connection with such settlement, judgment, order, or verdict of at least $1,000,000, net of all legal fees, court costs, and disbursements related to the 237 11th Litigation.

“Gilbane” means collectively, Gilbane Residential Construction LLC and Gilbane Building Company.

“JV Agreement” means that certain Amended and Restated Limited Liability Company Operating Agreement of the Company, dated as of February 14, 2024, by and between TPHS Investor LLC, a Delaware limited liability company, and the Company, as such agreement may be amended or otherwise modified from time to time.

“Outside Payment Date” means June 1, 2026.

“Zero Cost Change Order” means an agreement in form satisfactory to the Company in its sole discretion, pursuant to which Gilbane indefeasibly agrees to complete the 77G Façade Remediation at Gilbane’s sole cost and expense.

Notwithstanding anything to the contrary set forth elsewhere in this Consulting Agreement, Consultant acknowledges that the payments to be made to Consultant pursuant to this Section 4 shall constitute the sole and exclusive compensation payable to the Consultant with respect to the Consulting Services. Consultant will receive a Form 1099 from the Company for the full amount of the payments made to Consultant under this Consulting Agreement, and Consultant understands that such amounts will be income to Consultant. Consultant shall not be deemed to have earned any of the foregoing Consulting Payments until the Outside Payment Date or such earlier date that the conditions for such Consulting Payment have been satisfied as set forth in clauses (a) through (f) above, or in the Amendment to Employment Agreement, as applicable.

5.Benefit Waiver.  As an independent contractor, Consultant acknowledges and agrees that he is not eligible for benefits under any employee paid time off policy or any benefit plan, policy or arrangement of the Company, TPHS or any of their respective affiliates (including, without limitation, the Company’s and/or TPHS’s respective health, dental, life or disability insurance plans; retirement, pension or 401(k) plans; vacation; workers’ compensation; unemployment compensation; or any other benefit that is exclusively afforded to the Company’s and/or TPHS’s employees) for work performed under this Consulting Agreement. In the event a court or governmental agency determines that Consultant is a common law employee of the Company for services performed by Consultant on or after the Termination Date, then Consultant agrees that notwithstanding such classification (or the terms of an employee benefit plan, policy or arrangement), Consultant shall not be entitled to participate in any employee benefit plan, policy or arrangement of the Company, TPHS or their respective affiliates and hereby waives any rights to participate which he may have (under law or the terms of such plan, policy or arrangement) for services Consultant performed on or after the Termination Date. This waiver shall not affect any rights Messinger has under the Amendment to Employment Agreement.

6.Representations and Responsibilities.

(a)Consultant is solely responsible for the payment of all taxes imposed on Consultant, including but not limited to federal, state and local taxes, withholding taxes, unemployment insurance, workers’ compensation, social security and disability insurance or similar contributions related to payment, in accordance with all applicable laws, or fees paid under this Consulting Agreement.

(b)Consultant will provide appropriate insurance coverages on his business activities, including any workers’ compensation coverage, if applicable, and such other coverages as may be required by law.

7.Arbitration; Applicable Law.  Any dispute, disagreement or other question arising under this Agreement, or the interpretation thereof shall be settled by final and binding arbitration before a single JAMS arbitrator under the Streamlined Arbitration Rules & Procedures of JAMS, then in effect, and judgment upon the award may be entered in any court having jurisdiction thereof. The Company shall be responsible for paying the fees and costs of the arbitrator along with other arbitration-specific fees; provided, however, that the responsibility for the fees and costs may be re-allocated by the arbitrator. This Consulting Agreement shall be construed according to the laws of the State of New York, without regard to conflicts-of-laws provisions.

8.Modification.  This Consulting Agreement contains the final terms reached between the parties concerning the Consulting Services and cannot be amended or modified except by Consultant and the Company’s authorized representative, in writing and signed by both parties.

9.Assignment.  This Consulting Agreement is not assignable or transferable in whole or part by Consultant, voluntarily, by operation of law or otherwise, except that Consultant may assign this agreement to his wholly owned entity as long as Consultant remains responsible to perform all of Consultant’s duties hereunder, it being acknowledged, for the avoidance of doubt, that such assignment is not intended to release the originally-named Consultant from responsibility for performing his duties hereunder.

10.Waiver.  A waiver by either party of any term or condition of this Consulting Agreement in any instance shall not be deemed a waiver of such term or condition for the future, or any subsequent breach.

11.Severability.  If any term or provision of this Consulting Agreement or the application thereof is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.

12.Term and Termination.  This Consulting Agreement shall remain in effect until June 1, 2026, unless sooner terminated as provided in this Section 12.  The Company may terminate this Consulting Agreement based upon a willful and material breach by the Consultant of this Consulting Agreement, the Amendment to Employment Agreement, or any of the Other Agreements if a written notice has first been delivered by the Company to the Executive which specifically identifies the facts with the Company contends constitute a material breach of this agreement, the notice provides 30 days for the Consultant to cure such circumstances, and the Consultant shall have failed to cure or commence the cure of such circumstances within such 30 day period (provided that if the Consultant commences such cure within such initial 30 day period and is unable to complete such cure within such 30 day period, despite using diligent efforts to do so, then such initial cure period shall be extended until such cure is completed, such extension not to exceed an additional 30 days). Upon  termination of this Agreement in accordance with this Section 12, Consultant shall be entitled only to payment of the Consulting Payments that were earned, due and payable as of the date of   termination, any further Consulting Payments otherwise accruing after such termination date being irrevocably waived by Consultant.  To the extent that a payment under this Consulting Agreement is due while Consultant is in the process of curing a breach of this Consulting Agreement as contemplated by this Section 12, then subject to the terms of Section 4, any such payment shall be placed in a reserve fund established by the Company for the purpose of holding such payment, and released to the Consultant if such cure is completed within the time periods contemplated by this Section 12.

13.Notices.  Any notice required or permitted hereunder to be provided by the Company to Consultant must be a written notice delivered in person, by mail, or by e-mail to Consultant at [***]. Any notice required or permitted hereunder to be provided by Consultant to the Company must be a written notice delivered in person, by mail, or by e-mail to the Company at its corporate headquarters, directed to [***].

14.Acknowledgment of Understanding.  Consultant acknowledges that (a) he has read this Consulting Agreement it its entirety and understands all of its terms and conditions; (b) he has had the opportunity to consult with any individuals of his choice regarding his agreement to the provisions contained herein, including legal counsel of his choice; and (c) he agrees to abide by all of the terms and conditions contained herein.

15.Incorporation of Recitals.  The preamble and recitals to this Consulting Agreement are incorporated into this Consulting Agreement as if set forth herein at length.

16.Prevailing Party.  The prevailing party in any dispute arising out of this Consulting Agreement shall be reimbursed by the non-prevailing party for the prevailing party’s reasonable attorneys’ fees, court costs, and disbursements arising out of such dispute.

17.Counterparts; Electronic Signatures.  This Consulting Agreement may be executed in counterparts, any one of which need not contain the signatures of more than one party, but all of which, taken together, shall constitute one and the same agreement. Signatures to this Consulting Agreement delivered via emailed pdf file or electronic signature shall be treated as original.

18.Confidentiality.  Except to the extent required by applicable law, Consultant shall keep the terms of this Consulting Agreement strictly confidential.

19.Non-Disparagement.  Both parties agree not to make disparaging or derogatory statements about the other party or statements that imply or allege wrongdoing of any kind by the other party, either oral or written, publicly or privately, or otherwise disparage the other party or its practices, procedures, properties, products, or services; provided, however, that the parties are free to make wholly truthful statements (a) solely to governmental agencies in connection with participation in a governmental investigation; (b) when testifying at a trial, arbitration, or other legal proceeding when sworn under oath and under subpoena to testify; and/or (c) to the extent applicable, in exercise of section 7 rights under the National Labor Relations Act.

20.Indemnification and Advancement.  The Consultant shall be indemnified by the Company to the extent he is made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he has entered into this Agreement or that he is or was serving as an officer (including, without limitation, to the extent that he is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise, nonprofit entity or other entity, including service with respect to employee benefit plans), against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by him. The Company shall to the fullest extent not prohibited by law pay the reasonable expenses (including attorneys’ fees) incurred by Executive in defending any Proceeding in advance of the final disposition; provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by Executive to repay all amounts advanced if it should be ultimately determined that he is not entitled to be indemnified hereunder.  Notwithstanding the foregoing, the indemnity set forth in this Section 20 shall be inapplicable with respect to (a) any matter arising out of a state of facts existing prior to the Effective Date, or otherwise relating to the Consultant in his capacity as an employee of TPHS prior to the Effective Date, (b) any consequential, punitive, or similar damages, or (c) any matter in which the Consultant committed fraud, or was otherwise grossly negligent or engaged in willful misconduct.

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IN WITNESS WHEREOF, and intending to be legally bound, the parties hereto have executed this Consulting Agreement on the date first written above.

The Company

TPHGreenwich Holdings LLC,
a Delaware limited liability company

By:	TPHS Investor LLC, its manager

By:	Madave Management LLC, its manager

By:	/s/ Gabriel T. Schwartz
	Name:	Gabriel T. Schwartz
	Title:	Co-Deputy Executive Managing
Member

The Consultant

/s/ Matthew L. Messinger
Matthew L. Messinger

Solely for purposes of agreeing to the terms
set forth in Sections 2, 3, 5 and 20 of this
Consulting Agreement:

TPHS

Trinity Place Holdings Inc.,
a Delaware corporation

By:	/s/ Alexander Matina
	Name:	Alexander Matina
	Title:	Chairman of the Board

Solely for purposes of agreeing to the terms
set forth in Section 4(g) of this Consulting
Agreement:

TPH Route 17 LLC,
a Delaware limited liability company

By:	/s/ Steven Kahn
	Name:	Steven Kahn
	Title:	Chief Financial Officer

TPHGreenwich Owner LLC,
a Delaware limited liability company

By:	TPHGreenwich Mezz LLC, its sole
member

By:	TPHGreenwich Subordinate Mezz LLC,
its sole member

By:	TPHGreenwich Holdings LLC, its sole
member

By:	TPHS Investor LLC, its manager

By:	Madave Management LLC, its manager

By:	/s/ Gabriel T. Schwartz
	Name:	Gabriel T. Schwartz
	Title:	Co-Deputy Executive Managing
Member

470 4th Avenue Fee Owner, LLC,
a Delaware limited liability company

By:	470 4th Avenue Owner, LLC, its sole
member

By:	TPH 470 4th Avenue Investor, LLC, its
sole member

By:	TPHGreenwich Holdings LLC, its sole
member

By:	TPHS Investor LLC, its manager

By:	Madave Management LLC, its manager

By:	/s/ Gabriel T. Schwartz
	Name:	Gabriel T. Schwartz
	Title:	Co-Deputy Executive Managing
Member

SCHEDULE A

The Consulting Services

The Consulting Services shall consist of the following:

1.

Assistance with respect to the Company’s and its subsidiaries’ questions relating to, and/or discussions with the purchaser, existing lender, or other counterparties and stakeholders in connection with, the Paramus Sale closing.

2.

Assist TPHA in connection with fulfilling its obligations under Section 2.2.4 of the TPHA Asset Management Agreement by reasonably addressing questions of and providing information needed by TPHA, the Company and/or its subsidiaries with respect to any property sales referenced therein.

3.

Assistance with respect to the Company’s and its subsidiaries’ interactions with Gilbane to obtain the Zero Cost Change Order and to effectuate and achieve Final Completion of the 77G Façade Remediation.

4.	Assistance with respect to the Company’s and its subsidiaries’ interactions with Gilbane to obtain the 77G C of O.

5.

Assist TPHA in connection with fulfilling its obligations under Section 2.3.11 of the TPHA Asset Management Agreement by reasonably addressing questions of and providing information needed by TPHA, the Company and/or its subsidiaries with respect to the condominium unit sales process referenced therein.

6.

Assistance as requested by the Company from time to time in connection with achieving Final Resolution of the 237 11th Litigation, including, without limitation, by assisting TPHA in fulfilling its obligations under Section 2.3.20 of the TPHA Asset Management Agreement.